April 14, 2026

Dear Erik:

At this exciting time for the company, I am pleased to offer you the position of Chief Technology Officer (CTO) for MasterCraft Boat Holdings, Inc. This role reports directly to Brad Nelson, CEO and you will become an officer of the company subject to Board appointment. You will play an important role across the enterprise as a key member of the Senior Leadership Team (SLT), leading the advancement of our product portfolio and associated technology to meet Company objectives. In addition to enterprise-wide responsibilities, you will continue to lead the MasterCraft product development and engineering organization.

The terms are as follows:

Effective: April 20, 2026

Job Title: Chief Technology Officer

Salary: Your base annual salary will be $300,000.

Bonus/STIP: You will be eligible for the management short-term incentive/bonus plan (STIP). Your target bonus will be 50% of your base salary based on Company and business unit performance and leadership objectives as determined by the Board of Directors.

LTIP: You will be eligible for the Company’s annual Long-Term Incentive Plan (LTIP). This Plan will allow you to earn a target of 50% of your base salary subject to the terms set by the Board.

RSU grant: You will receive a special one-time RSU grant equal to $30,000 with 3-year vesting subject to continued employment through each vesting date.

Please indicate your acceptance by signing this letter and returning it to me.

Sincerely,

/s/ Charlene Hampton

Charlene Hampton, SPHR, SHRM-SCP

Vice President, Human Resources

Agreed: ___/s/ Erik Christiansen_________ Date: __April 14, 2026_______

Erik Christiansen